Exhibit 99.1

NEXT Renewable Fuels Appoints Lisa A. Holmes to Board of Directors

Holmes Adds Experience in Human Capital, IPO, M&A, ESG and Corporate Governance

HOUSTON, MARCH 1, 2023 – NEXT Renewable Fuels (“NEXT”) announced Lisa A. Holmes, MSHR, has been appointed to the Board of Directors ahead of the Company’s anticipated public listing. NEXT is a next generation fuels company dedicated to sustainably producing clean, low-carbon fuels from organic feedstock.

"The appointment is a tremendous privilege, and I am excited to be among an exceptional team of leaders that share a commitment to improving our environment, doing well, and living well,” said Holmes.

Holmes is a highly sought-after human capital leader and business strategist with 30 years’ experience driving competitive advantage for stakeholders with a unique focus on people, processes, and performance metrics. Holmes’ expertise spans diverse industries and markets with Fortune 500 organizations including Optum, Xponential Fitness, USAA, Walmart and Dollar General Corporation. She is the author of the best-selling book, “Job Hunting. NOW What? Keeping It Real in The Modern Career Search.”

“We're pleased to welcome Lisa to our Board of Directors as we propel our company forward," said Christopher Efird, CEO and Chairperson of NEXT. “We’re fortunate to have Lisa’s guidance and support to help us achieve our goal of becoming the clean fuels leader in the transportation sector.”

In November 2022, NEXT announced a business combination agreement with Industrial Tech Acquisitions II, Inc. (“ITAQ”), a blank check company formed for the purpose of entering into a merger or similar business combination with one or more businesses or entities with the goal of listing on capital markets with a public offering.

MEDIA CONTACT

Michael Hinrichs

805-453-1346

michael@nextrenewables.com

About NEXT

NEXT is a next generation fuels company dedicated to sustainably producing clean, low-carbon fuels. The company’s first project is a 50,000 barrel-per-day / 750 million gallon-per-year Renewable Diesel (“RD”) / Sustainable Aviation Fuel (“SAF”) refinery in Oregon with easy multi-modal access to the West Coast demand markets. The project is advancing through permitting and expects to begin construction upon completion of an Environmental Impact Statement currently underway with the US Army Corp of Engineers. RD and SAF are high-margin liquid transportation fuels worldwide and there is an urgent global demand for increased supply. To learn more about NEXT, please visit www.nextrenewables.com.

NEXT Cautionary Statement Regarding Forward-Looking Statements

All statements other than statements of historical facts contained in press release are forward-looking statements. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics, projections of market opportunity and market share. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of NEXT’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of NEXT. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions, including the risk that any required regulatory approvals are not obtained, are delayed, or are subject to unanticipated conditions that could adversely affect the actual results; risks related to the rollout of NEXT’s business and the timing of expected business milestones; the effects of competition on NEXT’s business. If any of these risks materialize or NEXT’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that NEXT presently does not know or that NEXT currently does not believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect NEXT’s expectations, plans or forecasts of future events and views as of the date of this press release. NEXT anticipates that subsequent events and developments will cause NEXT’s assessments to change.

However, while NEXT may elect to update these forward-looking statements at some point in the future, NEXT specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing NEXT’s assessments as of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Neither NEXT nor any of its affiliates have any obligation to update this press release.

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